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                             JOINT FILING AGREEMENT


         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 30th day of April by and among Hudson River Capital LLC (successor by merger to Forschner Enterprises, Inc.), a Delaware limited liability company ("Hudson River"), Brae Group, Inc., a Delaware corporation ("Brae"), and Louis Marx, Jr. ("Mr. Marx").

         WHEREAS, pursuant to Rules 13d-1 and 13d-2 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Act"), Hudson River is obligated to file, and Brae and Mr. Marx may be obligated to file, with the SEC, an amendment to the Schedule 13D (the "Amendment") relating to shares of the common stock, $.04 par value (the "Common Stock"), of Connectivity Technologies Inc. (formerly known as Tigera Group, Inc.), a Delaware corporation ("CTI"), owned beneficially or of record, directly or indirectly, by Hudson River, Brae and Mr. Marx; and

         WHEREAS, the parties hereto desire to file the Amendment jointly in accordance with Rule 13d-1(k)(1) promulgated by the SEC.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         The parties hereby agree to file the Amendment jointly; such Amendment to contain the information in respect of CTI Common Stock required by Schedule 13D on behalf of each of them in satisfaction of the obligation of each of them under Rules 13d-1 and 13d-2 of the SEC. Each party is responsible for the completeness and accuracy of only that information relating to it, him or its respective executive officers and directors and controlling persons, and is not responsible for the completeness or accuracy of any information concerning any other party. The execution of the Amendment by each party shall constitute a representation by such party that it neither knows nor has reason to believe that any information concerning any other party contained in such statement is inaccurate at the time of such execution.

         IN WITNESS WHEREOF, each of the undersigned have signed this Agreement or caused this Agreement to be executed by its duly authorized officer as of the date first written above.

                                       HUDSON RIVER CAPITAL LLC

                                       By: /s/ Clarke H. Bailey
                                          --------------------------------------
                                       Name: Clarke H. Bailey
                                       Title: Co-Chairman of the Board

                                       BRAE GROUP, INC.

                                       By: /s/ W. Kirk Bosche
                                          --------------------------------------
                                       Name: W. Kirk Bosche
                                       Title: V.P. - Finance,
                                       Secretary and Treasurer

                                        /s/ Louis Marx, Jr.
                                       -----------------------------------------
                                       Louis Marx, Jr.